CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Annual Report on Form 1-K, of our independent auditor’s report dated May 1, 2023, with respect to the audited consolidated balance sheets of McGinley Orthopaedic Innovations, Inc. of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in equity, cash flows and related notes to the consolidated financial statements for the years then ended.

Very truly yours,

ASSURANCE DIMENSIONS

/s/ Assurance Dimensions

Jacksonville, Florida

May 1, 2023